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                                                                    EXHIBIT 21.1

                                  Subsidiaries

1.     OptiMark, Inc., a Delaware corporation

2.     OptiMark US Equities, Inc., a Delaware corporation

3.     OptiMark Services, Inc., a Colorado corporation

4.     OptiMark OTC Services, Inc., a Delaware corporation

5.     OptiMark Trading Systems Canada Inc., a Canadian corporation

6.     Japan OptiMark Systems, Inc., a Japanese corporation

7.     Hudson Investment Holdings, LLC, a Delaware limited liability company

8.     Hudson Investments, LLC, a Delaware limited liability company